The transactions pursuant to the joint share transfer described in this press release involve securities of a Japanese company. The joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

May 11, 2021

To whom it may concern:

Company Name:	Maruka Corporation
Representative:	Kunihiko Iida President and Representative Director
(Tokyo Stock Exchange Securities Code: 7594)
Contact:	Naoto Shimabayashi Executive Officer, Head of Administration Division
(Tel: 06-6450-6823)

Company Name:	Furusato Industries, Ltd.
Representative:	Ryohei Furusato President and Representative Director
(Tokyo Stock Exchange Securities Code: 8087)
Contact:	Taketsugu Fujii Director, General Manager of the Administration Headquarters
(Tel: 06-6946-9605)

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(Amendment to Matters Disclosed)

Notification Regarding Integration of Maruka Corporation and Furusato Industries, Ltd. through Establishment of Joint Holding Company (Share Transfer)

As announced in the “Notification Regarding Integration of Maruka Corporation and Furusato Industries, Ltd. through Establishment of Joint Holding Company (Share Transfer)” dated May 7, 2021, Maruka Corporation (“Maruka”) and Furusato Industries, Ltd. (“Furusato”) have reached an agreement with respect to the establishment of MARUKA FURUSATO Corporation, which will be the wholly owning parent company of both companies (the “Joint Holding Company”), through a joint share transfer (the “Share Transfer”) scheduled to become effective on October 1, 2021 (the “Integration”). As of May 7, 2021, pursuant to the resolution of the respective meetings of the Boards of Directors of Maruka and Furusato held on May 7, 2021, both companies have entered into an agreement on management integration concerning the Integration (the “Integration Agreement”), and have prepared a share transfer plan regarding the Share Transfer (the “Share Transfer Plan”).

In order to change the record date for the extraordinary general meeting of shareholders of Maruka, Maruka resolved at the meeting of its Board of Directors today to change the record date for the convocation of such extraordinary general meeting of shareholders to June 10, 2021, as described below:

Changes (changes are underlined)

<Omitted>

2.	Summary of the Share Transfer
(1)	Schedule of the Share Transfer

(Before change)

Record date for the ordinary general meeting of shareholders (Furusato)	March 31, 2021 (Wed)
Meeting of board of directors for approval of the Integration Agreement and the Share Transfer Plan (both companies)	May 7, 2021 (Fri) (Today)
Conclusion of the Integration Agreement and preparation of the Share Transfer Plan (both companies)	May 7, 2021 (Fri) (Today)
Public notice of the record date for the extraordinary general meeting of shareholders (Maruka)	(Scheduled on) May 18, 2021 (Tue)
Record date for the extraordinary general meeting of shareholders (Maruka)	(Scheduled on) June 2, 2021 (Wed)
Ordinary general meeting of shareholders for approval of the Share Transfer Plan (Furusato)	(Scheduled on) June 21, 2021 (Mon)
Extraordinary general meeting of shareholders for approval of the Share Transfer Plan (Maruka)	(Scheduled on) July 16, 2021 (Fri)
Date of delisting of stocks (both companies)	(Scheduled on) September 29, 2021 (Wed)
Incorporation and registration of the Joint Holding Company (Effective date)	(Scheduled on) October 1, 2021 (Fri)
Listing of shares of the Joint Holding Company	(Scheduled on) October 1, 2021 (Fri)

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(After change)

Record date for the ordinary general meeting of shareholders (Furusato)	March 31, 2021 (Wed)
Meeting of board of directors for approval of the Integration Agreement and the Share Transfer Plan (both companies)	May 7, 2021 (Fri) (Today)
Conclusion of the Integration Agreement and preparation of the Share Transfer Plan (both companies)	May 7, 2021 (Fri) (Today)
Public notice of the record date for the extraordinary general meeting of shareholders (Maruka)	(Scheduled on) May 26, 2021 (Wed)
Record date for the extraordinary general meeting of shareholders (Maruka)	(Scheduled on) June 10, 2021 (Thu)
Ordinary general meeting of shareholders for approval of the Share Transfer Plan (Furusato)	(Scheduled on) June 21, 2021 (Mon)
Extraordinary general meeting of shareholders for approval of the Share Transfer Plan (Maruka)	(Scheduled on) July 16, 2021 (Fri)
Date of delisting of stocks (both companies)	(Scheduled on) September 29, 2021 (Wed)
Incorporation and registration of the Joint Holding Company (Effective date)	(Scheduled on) October 1, 2021 (Fri)
Listing of shares of the Joint Holding Company	(Scheduled on) October 1, 2021 (Fri)

<Omitted>

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